Exhibit 10.1

SUBLEASE EXTENSION AGREEMENT NO. 2

This SUBLEASE EXTENSION AGREEMENT NO. 2 (this "Extension Agreement") is made as of May 14, 2026, by and between Surrozen Operating, Inc., a Delaware corporation ("Sublessor"), and Nura Bio, Inc., a Delaware corporation ("Sublessee").

R E C I T A L S

A.
Sublessor and Sublessee are parties to that certain Sublease dated as of April 16, 2024 (the "Original Sublease"), as extended by that certain Sublease Extension Agreement dated May 15, 2025 (the "Extension Agreement No. 1"; and together with the Original Sublease, the "Sublease"), for approximately 6,102 rentable square feet located on the fourth floor of the building located at 171 Oyster Point Boulevard, South San Francisco, California (the "Subleased Premises").

B.
The term of the Sublease commenced on May 15, 2024. Extension Agreement No. 1 established a fixed term running from May 15, 2025 through May 14, 2026, at a monthly base rent of $36,139.09. The parties desire to extend the Term of the Sublease for one additional year on the terms and conditions set forth below, so that the Sublease continues without interruption.

C.
Sublessor and Sublessee are also parties to that certain Master Services Agreement dated May 1, 2024 (the "MSA"), and that certain Project Addendum No. 2 to the MSA dated July 1, 2024 (the "Vivarium Addendum"), which governs Sublessee’s access to and use of the vivarium rat room (Room 434) at the Subleased Premises. The parties desire to extend the MSA and all active Project Addenda thereunder co-terminously with the new sublease term established in this Extension Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.
Extension of Term. The Term of the Sublease is hereby extended for an additional twelve (12) months, commencing on May 15, 2026 and expiring on May 14, 2027 (the "Extended Term"), unless earlier terminated pursuant to the Sublease. The Sublease continues without interruption from the fixed term established by Extension Agreement No. 1.

2.
Base Rent. During the Extended Term, Sublessee shall pay Base Rent to Sublessor as follows:

Period	Base Rent
May 15, 2026 through May 14, 2027	$37,223.26 per month

Base Rent shall be payable in advance on or before the first day of each calendar month during the Extended Term, without notice, demand, deduction, offset, or abatement, in accordance with Section 4.A of the Original Sublease.

3.
Base Rent Escalation. The three percent (3%) annual escalation provided in Section 4.A of the Original Sublease is reflected in the Base Rent set forth in Section 2 above. The next escalation date shall be May 15, 2027, being the 36-month anniversary of the Commencement Date, and shall apply to any period of occupancy commencing on or after that date, whether under a further extension, a new sublease, or a month-to-month tenancy. If the Sublease is extended or continued beyond May 14, 2027, the Base Rent payable from May 15, 2027 shall be $38,339.96 per month (equal to $37,223.26 multiplied by 1.03), subject to any further annual escalation on each subsequent 12-month anniversary of the Commencement Date in accordance with Section 4.A of the Original Sublease.

4.
Extension of MSA and Project Addenda. The MSA and all Project Addenda thereunder that remain in effect as of the date of this Extension Agreement, including without limitation the Vivarium Addendum, are hereby extended for the duration of the Extended Term. Each such agreement shall, unless sooner terminated in accordance with its terms, expire on May 14, 2027. In the event of any conflict between this Section 3 and any individual Project Addendum, the terms of the individual Project Addendum shall control with respect to termination mechanics, but the expiry date of May 14, 2027 shall in all events apply unless the parties agree otherwise in writing.

5.
Effect of Extension. Except as expressly amended by this Extension Agreement, all terms and conditions of the Sublease remain unmodified and in full force and effect, including Sublessee’s obligation to pay Additional Rent and perform all obligations in accordance with the Sublease. In the event of any conflict between this Extension Agreement and the Original Sublease or Extension Agreement No. 1, this Extension Agreement shall control.

6.
Landlord Consent. This Extension Agreement is conditioned upon Sublessor obtaining the written consent of HCP Oyster Point III LLC, as landlord under the Master Lease, in the form attached hereto as Exhibit A. If such consent is not obtained within thirty (30) days of the date of this Extension Agreement, either party may terminate this Extension Agreement by written notice to the other, and the Sublease shall continue on a month-to-month basis as provided in Section 3.A of the Original Sublease.

7.
No Waiver. Nothing in this Extension Agreement shall be construed as a waiver by either party of any rights or remedies under the Sublease or applicable law.

8.
Counterparts. This Extension Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Electronic signatures shall be deemed valid and enforceable.

Signature Page to Follow

IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the date first written above.

SUBLESSOR:

Surrozen Operating, Inc.

By:	/s/ Charles Williams
Name:	Charles Williams
Title:	COO

SUBLESSEE:

Nura Bio, Inc.

By:	/s/ Shilpa Sambashivan
Name:	Shilpa Sambashivan
Title:	Chief Executive Officer

Exhibit A

Consent to Sublease Extension Agreement No. 2